HARLEY-DAVIDSON, INC.

Director Compensation Policy
Approved April 29, 2016

This compensation policy has been developed to compensate non-employee directors (“Directors”) of Harley-Davidson, Inc. (the “Company”) for their time, commitment and contributions to the Board of Directors (the “Board”) of the Company. It is expected that Directors will attend all meetings of the Board and of its Committees.

I.	Annual Retainer Fee for Non-Employee Directors

Annual Retainer Fee for Non-Employee Directors	$110,000
Additional Retainer Fee for the Non-Executive Chairman of the Board of Directors	160,000
Annual Retainer Fee for Audit Committee Members	5,000
Annual Retainer Fee for Audit Committee Chair	20,000
Annual Retainer Fee for Human Resources Committee Chair	20,000
Annual Retainer Fee for Nominating and Corporate Governance Committee Chair	15,000
Annual Retainer Fee for Sustainability Committee Chair	10,000
Annual Retainer Fees paid to Directors of the Board will be paid within ten (10) business days after the first business day following the annual meeting of the shareholders of the Company (“Annual Meeting”). In the event a Director is elected to the Board at a time other than at the Annual Meeting, the Annual Retainer Fee will be prorated on a quarterly basis based on the quarter a Director is elected to the Board and paid within ten (10) business days after the first business day after the Director’s first Board or committee meeting.

Directors will be eligible to elect to receive Annual Retainer Fees in cash or Company Common Stock (based upon the fair market value of the Common Stock on the first business day after the Annual Meeting or the first business day after the Director’s first Board or committee meeting) and to defer all Annual Retainer Fees paid in cash or Company Common Stock pursuant to plans adopted by the Company from time to time. Directors must receive a minimum of one-half (½) of their Annual Retainer Fees in Company Common Stock until the Director reaches the stock ownership goals established in the Director and Senior Executive Stock Ownership Guidelines for Harley-Davidson, Inc.

II.	Annual Grants to Non-Employee Directors

Directors will receive an annual grant of share units, each representing the value of one share of Company Common Stock, pursuant to plans adopted by the Company from time to time. A new director who joins the Board other than at the time of an annual meeting will also receive a grant of share units. Payment will be made pursuant to the Harley-Davidson, Inc. Director Stock Plan, as amended, in accordance with each director’s respective election.

III.	Additional Compensation for and Payments to Non-Employee Directors

Clothing Allowance. Each Director shall receive an annual clothing allowance of $1,500 to purchase Harley-Davidson MotorClothes® apparel and accessories.

Discount on Company Products. Each Director shall receive the same discount on Company products that is available to all Company employees.

Expenses. The Company will reimburse reasonable travel and related business expenses that a Director incurs for attendance at all meetings of the Board and committees and in connection with other Board of Directors or Company business.

Motorcycle Usage. Management may provide a Director with the use of a motorcycle where doing so may further a Company business objective.